Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 8, 2012, with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report of Ramco-Gershenson Properties Trust and subsidiaries on Form 10-K for the year ended December 31, 2011.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Ramco-Gershenson Properties Trust and subsidiaries on Forms S-3 (File No. 333-99345, effective September 9, 2002, File No. 333-113948, effective March 26, 2004, and File No. 333-156689, effective February 9, 2009) and on Forms S-8 (File No. 333-42509, effective December 17, 1997, File No. 333-66409, effective October 30, 1998,  File No. 333-121008, effective December 6, 2004 and File No. 333-160168, effective July 14, 2009).

/s/ GRANT THORNTON LLP

Southfield, Michigan
March 8, 2012